EXHIBIT 99.1

 Ivanhoe Energy unable to reach agreement on restructuring proposal

Vancouver, Canada (June 2, 2015) — Ivanhoe Energy Inc. announced today that, despite considerable efforts by the company, the Proposal Trustee (Ernst & Young Inc.) and major creditors of the company, the parties have been unable to reach a viable restructuring proposal under the Bankruptcy and Insolvency Act (BIA) (Canada).

As previously disclosed on February 20, 2015, the company filed a Notice of Intention to Make a Proposal (Notice of Intention) pursuant to the provisions of Part III of the BIA. Pursuant to the Notice of Intention, Ernst & Young (EY) was appointed as the trustee in the company's proposal proceedings and in that capacity, EY has been assisting the company in its efforts to restructure its outstanding debt.

Ivanhoe announced on May 4, 2015, that the Court of Queen’s Bench of Alberta approved an application for an extension for the company to file its restructuring proposal with the Official Receiver under the BIA from May 5, 2015 to June 1, 2015.

Since filing the Notice of Intention, the company has been working diligently with EY and major creditors to create a proposal for presentation to all of its creditors. Court materials and other information about the BIA proceedings are available on the Proposal Trustee's website at www.ey.com/ca/ivanhoeenergy.

As the efforts by the company and the Proposal Trustee to reach a viable restructuring proposal have not been successful, by operation of the law under the BIA, the company was deemed bankrupt as of 11:59pm MDT on June 1, 2015.

All inquiries regarding the BIA proceedings should be directed to EY at +1-403-206-5003. Court materials and other information about the BIA proceedings are available on EY’s website at www.ey.com/ca/ivanhoeenergy.

Ivanhoe Energy is an independent international, heavy-oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy-oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements and other risks are disclosed in Ivanhoe Energy's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities commissions SEDAR.